Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Costco Wholesale Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 033-50799, 333-82782, 333-120523, 333-129172, 333-135052, 333-150014 and 333-151748) on Form S-8 and the registration statement (No. 333-140651) on Form S-3 of Costco Wholesale Corporation of our reports dated October 16, 2008, with respect to the consolidated balance sheets of Costco Wholesale Corporation as of August 31, 2008 and September 2, 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the 52-week periods ended August 31, 2008 and September 2, 2007 and the 53-week period ended September 3, 2006, and the effectiveness of internal control over financial reporting as of August 31, 2008, which reports appear in the August 31, 2008 annual report on Form 10-K/A of Costco Wholesale Corporation.

Our report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, effective September 3, 2007 the beginning of the Company’s fiscal year ended August 31, 2008.

/s/ KPMG LLP

Seattle, Washington

October 17, 2008